Mail Stop 4561
								August 2, 2005

By U.S. Mail and facsimile to (540) 394-6894


William P. Heath, Jr.
President and Chief Executive Officer
FNB Corporation
105 Arbor Drive
Christiansburg, VA  24073

Re:	FNB Corporation
	Form 10-K
      Filed March 15, 2005
	File No. 000-24141

Dear Mr. Heath:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,




	                         					John P.
Nolan
								Accounting Branch Chief